                      UNDERWRITING AGREEMENT

     AGREEMENT dated as of this 1st day of May, 1999, by and between American Equity Investment Life Insurance Company, an Iowa corporation ("INSURER"), on its behalf and on behalf of American Equity Life Variable Account and American Equity Life Annuity Account (the "SEPARATE ACCOUNTS"); and American Equity Capital, Inc., ("DISTRIBUTOR"), an Iowa corporation which is a registered broker-dealer with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 (the "1934 ACT") and a member of the National Association of Securities Dealers, Inc. ("NASD").

                          RECITALS

     A. Distributor is a broker-dealer that engages in the distribution of variable insurance products and other investment products; and

     B. Insurer desires to issue certain variable insurance products described more fully below to the public through Distributor acting as principal underwriter;

     NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

1.   DEFINITIONS

     A. CONTRACTS -- The class or classes of variable insurance products set forth on Schedule 1 to this Agreement as in effect at the time this Agreement is executed, and such other classes of variable products that may be added to Schedule 1 from time to time in accordance with Section 11.b of this Agreement, and including any riders to such contracts and any other contracts offered in connection therewith. For the purpose of this Agreement, a "CLASS OF CONTRACTS" shall mean those Contracts issued by Insurer on the same policy form or forms and covered by the same registration statement.

     B. REGISTRATION STATEMENT -- With respect to each Class of Contracts, the most recent post-effective registration statement filed with the SEC or the most recent effective post-effective amendment thereto, including financial statements included therein and all exhibits thereto. For purposes of Section 9 of this Agreement, the term "Registration Statement" means any document which is or at any time was a Registration Statement within the meaning of this Section 1.B.


     C. PROSPECTUS -- With respect to each Class of Contracts, the prospectus for such Class of Contracts included within the Registration Statement for such Class of Contracts; provided, however, that if the most recently filed prospectus filed pursuant to Rule 497 under the 1933 Act subsequent to the date on which the Registration Statement became effective differs from the prospectus on file at the time the Registration Statement became effective, the term "Prospectus" shall refer to the most recently filed prospectus filed under Rule 497 from and after the date on which it shall have been filed. For purposes of Section 9 the term "any Prospectus" means any document which is or at any time was a Prospectus within the meaning of this Section 1.C.

     D. FUNDS -- The registered investment companies in which the Separate Accounts invest.

     E. VARIABLE ACCOUNTS -- The separate accounts supporting any Class of Contracts and specified in Schedule 1 as in effect at the time this Agreement is executed, or as it may be amended from time to time in accordance with
          Section 11.B of this Agreement.

     F.   1933 ACT -- The Securities Act of 1933, as amended.

     G. 1934 ACT -- The Securities Exchange Act of 1934, as amended.

     H. 1940 Act -- The Investment Company Act of 1940, as amended.

     I.   SEC -- The Securities and Exchange Commission.

     J.   NASD -- The National Association of Securities Dealers,
          Inc. and any affiliates.

     K. REGULATIONS -- The rules and regulations promulgated by the SEC under the 1933 Act, the 1934 Act and the 1940
          Act as in effect at the time this Agreement is executed or thereafter promulgated.

     L. SELLING BROKER-DEALER -- A person registered as a broker-dealer and licensed as a life insurance agent or affiliated with a person so licensed, and authorized to distribute the Contracts pursuant to a sales agreement as provided for in Section 4 of this Agreement.

     M. REPRESENTATIVE -- When used with reference to Distributor or a Selling Broker-Dealer, an individual who is an associated person, as that term is defined in the 1934 Act, thereof.

     N.   APPLICATION - An application for a Contract.

     O. PREMIUM -- A payment made under a Contract to purchase benefits under the Contract.

     P. ADMINISTRATIVE OFFICE -- The administrative office of the Insurer identified in the most recently filed prospectus filed pursuant to Rule 497.

2.   AUTHORIZATION AND APPOINTMENT OF DISTRIBUTOR.

     A. SCOPE AND AUTHORITY. Insurer hereby authorizes Distributor on an exclusive basis, and Distributor accepts such authority, subject to the requirements and provisions of the 1933 Act, the 1934 Act and the 1940 Act, as well as all terms and conditions of this Agreement, to be the distributor and principal underwriter for the sale of the Contracts to the public in each state and other jurisdiction in which the Contracts may lawfully be sold during the term of this Agreement. Insurer hereby authorizes Distributor to grant authority to Selling Broker-Dealers to solicit Applications and Premiums to the extent the Distributor deems appropriate and consistent with the marketing program for the Contracts or a Class of Contracts, subject to the conditions set forth in Section 4 of this Agreement. The Contracts shall be offered for sale and distribution at premium rates set from time to time by Insurer. Distributor shall use its best efforts to market the Contracts actively through Selling Broker-Dealers in accordance with Section 4 of this Agreement, subject to compliance with applicable laws, including rules of the NASD.

     B. LIMITS ON AUTHORITY. Distributor shall act as an independent contractor and nothing herein contained shall constitute Distributor or its agents, officers, or employees as agents, officers or employees of Insurer solely by virtue of their activities in connection with the sale of Contracts hereunder. Distributor and its Representatives shall not have authority, on behalf of Insurer to make, alter, or discharge any Contract or other insurance policy or annuity entered into pursuant to a Contract; to waive any Contract forfeiture provision; to extend due date for payment of any Premium; or to receive monies or Premiums (except for the sole purpose of forwarding monies or Premiums to Insurer). Distributor shall not expend, nor contract for the expenditure of, funds of the Insurer. Distributor shall not possess or exercise any authority on behalf of Insurer other than that expressly conferred on Distributor by this Agreement.

3.   SOLICITATION ACTIVITIES.

     A.   NO SALES BY DISTRIBUTOR REPRESENTATIVES.  The
          Distributor will not solicit applications from the public for Contracts through Distributor
          Representatives.

     B. REPRESENTATIONS AND WARRANTIES OF DISTRIBUTOR. Distributor represents and warrants to Insurer that Distributor is and shall remain during the term of this Agreement (i) registered as a broker-dealer under the 1934 Act; (ii) a member of the NASD; (iii) duly registered under applicable state securities laws; and
          (iv) in compliance with Section 9(a) of the 1940 Act.

4. SELLING BROKER-DEALERS. Insurer and Distributor shall insure that sales of the contracts by Selling Broker-Dealers comply with the following conditions, and any additional conditions Insurer may specify from time to time.

     A. DUAL REGISTRATION/LICENSING. Every Selling Broker-Dealer shall be (i) registered as a broker-dealer with the SEC; (ii) a member of the NASD; and (iii) if required, licensed as an insurance agent with authority to sell variable products or associated with an insurance agent so licensed. Any individuals to be authorized to act on behalf of Selling Broker-Dealer shall be (i) duly registered with the NASD as representatives of Selling Broker-Dealer with authority to sell variable products; and (ii) licensed as insurance agents with authority to sell variable products. Insurer shall verify that Selling Broker-Dealer and its Representatives are duly licensed under applicable state insurance law to sell the Contracts or, if Broker-Dealer is not so licensed, that it is associated with an entity so licensed.

     B.   APPOINTMENT OF REPRESENTATIVES. Every Selling
          Broker-Dealer (or, if applicable, its associated insurance agency) and each of its Representatives shall have been appointed by Insurer; provided that Insurer reserves the right to refuse to appoint any proposed person, or once appointed, to terminate such appointment.

     C. WRITTEN SALES AGREEMENT. Every Selling Broker-Dealer must enter into a written sales agreement with Distributor and Insurer which sales agreement, among other things, will require such Selling Broker-Dealer to use its best efforts to solicit Applications for the Contracts and to comply with applicable laws and regulations, including the Insurer's rules and regulations as reflected in any written rules, regulations and procedures provided by Insurer to insurance agents appointed to sell its insurance contracts, as revised from time to time.

     D. SUITABILITY. In view of the fact that Insurer and Distributor want to ensure that Contracts will be sold to purchasers for whom the Contracts will be suitable, the written Sales Agreement shall require that Selling Broker-Dealers and their Representatives not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for the applicant. While not limited to the following, a determination of suitability shall be based on information supplied by an applicant after reasonable inquiry concerning the applicant's other security holdings, insurance and investment objectives, financial situation and needs, and the likelihood that the applicant will continue to make premium payments contemplated by the Contract applied for and will keep the Contract in force for a sufficient period of time so that Insurer's acquisition costs are amortized over a reasonable period of time.

5.   MARKETING MATERIALS

     A. PREPARATION AND FILING. Subject to Section 11.J below, Insurer shall be primarily responsible for the design and preparation of all promotional, sales and advertising material related to the Contracts. Distributor shall be responsible for filing such material as required, with the NASD and any state securities regulatory authorities at Insurer's expense. Insurer shall be responsible for filing all promotional, sales or advertising material, as required, with any state insurance regulatory authorities. Insurer shall be responsible for preparing the Contract forms and filing them with applicable state insurance regulatory authorities, and for preparing the Prospectuses and Registration Statements and filing them with the SEC and state regulatory authorities, to the extent required. The parties shall notify each other expeditiously of any comments provided by the SEC, NASD or any securities or insurance regulatory authority on such material, and will cooperate expeditiously in resolving and implementing any comments, as applicable.

     B. USE IN SOLICITATION ACTIVITIES. Subject to Section 11.J below, Insurer shall be responsible for furnishing Distributor with such Applications, Prospectuses and other materials for use by Distributor and Selling Broker-Dealers in their solicitation activities with respect to the Contracts. Insurer shall notify Distributor of those states or jurisdictions which require delivery of a statement of additional information with a prospectus to a prospective purchaser.

6.   COMPENSATION AND EXPENSES.

     A. COMPENSATION. Subject to Section 11.J below, Insurer shall pay compensation for sales of the Contracts in accordance with Schedule 2 hereto. Upon Distributor's request, Insurer shall pay compensation directly to Selling-Broker-Dealers, on Distributor's behalf, subject to the provisions of Section 7 of this Agreement.

     B. EXPENSES. Subject to Section 11.J below, Insurer shall pay all expenses in connection with:

          (1) the preparation and filing of each registration statement (including each pre-effective and post-effective amendment thereto) and the preparation and filing of each Prospectus (including any preliminary and each definitive Prospectus);

          (2) the preparation, underwriting, issuance and administration of the Contracts;

          (3) any registration, qualification or approval or other filing of the Contracts or Contract forms required under the securities or insurance laws of the states in which the Contracts will be offered;

          (4) all registration fees for the Contracts payable to the SEC;

          (5)  the printing of promotional materials, definitive
               Prospectuses for the Contracts and any supplements thereto for distribution;

          (6)  any applicable postage costs; and

          (7) any out-of-pocket expenses incurred by Distributor in carrying out its obligations under this Agreement.

7.   COMPLIANCE.

     A.   MAINTAINING REGISTRATION AND APPROVALS.  Subject to
          Section 11.J below, Insurer shall be responsible for maintaining the registration of the Contracts with the SEC and any state securities regulatory authority with which such registration is required, and for gaining and maintaining the approval of the Contract forms where required under the insurance laws and regulations of each state or other jurisdiction in which the Contracts are to be offered.

     B.   CONFIRMATIONS AND THE 1934 ACT COMPLIANCE.
          Distributor, shall confirm to each applicant for and purchaser of a Contract in accordance with Rule 10b-10 under the 1934 Act acceptance of premiums and such other transactions as are required by Rule 10b-10 or administrative interpretations thereunder. Distributor shall maintain and preserve such books and records with respect to such confirmations in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act to the extent such requirements apply. Distributor acknowledges that such books and records are at all times subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act.

     C. ISSUANCE AND ADMINISTRATION OF CONTRACTS. Insurer shall be responsible for issuing the Contracts and administering the Contracts and the Variable Account, provided, however, that Distributor shall have full responsibility for the securities activities of all persons employed by the Insurer, engaged directly or indirectly in the Contract operations, and for the training, supervision and control of such persons to the extent of such activities.

8.   INVESTIGATIONS AND PROCEEDINGS.

     A. COOPERATION. Distributor and Insurer shall cooperate fully in any securities or insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the offering, sale or distribution of the Contracts distributed under this Agreement. Without limiting the forgoing, Insurer and Distributor shall notify each other promptly of any customer complaint or notice of any regulatory investigation or proceeding or judicial proceeding received by either party with respect to the Contracts.

     B. CUSTOMER COMPLAINTS. In the case of any customer complaints, Distributor and Insurer will cooperate in investigating such complaint and any response by Distributor or Insurer to such complaint will be sent to the other party for review and approval not less than five business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the response shall be communicated by telephone or electronic mail.

9.   INDEMNIFICATION.

     A. BY INSURER. Insurer shall indemnify and hold harmless Distributor and each person who controls or is associated with Distributor within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which Distributor and/or any such person may become subject, under any statute or regulation, any NASD rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:

          (1) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, contained in any (i) Registration Statement or in any Prospectus or (ii) blue sky application or other document executed by Insurer specifically for the purpose of qualifying any or all of the Contracts for sale under the securities laws of any jurisdiction; provided that Insurer shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon information furnished in writing to Insurer by Distributor specifically for use in the preparation of any such Registration Statement or any such blue sky application or any amendment thereof or supplement thereto;

          (2) result from any breach by Insurer of any provision of this Agreement.

          This indemnification agreement shall be in addition to any liability that Insurer may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

     B. BY DISTRIBUTOR. Distributor shall indemnify and hold harmless Insurer and each person who controls or is associated with the Insurer within the meaning of such terms under the federal securities laws, and any officer, director, employee or agent of the foregoing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted), to which Insurer and/or any such person may become subject under any statute or regulation, any NASD rule or interpretation, at common law or otherwise, insofar as such losses, claims, damages or liabilities:

          (1) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, contained in any (i) Registration Statement or in any Prospectus or (ii) blue sky application or other document executed by Insurer specifically for the purpose of qualifying any or all of the Contracts for sale under the securities laws of any jurisdiction; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon information furnished in writing by Distributor to Insurer specifically for use in the preparation of any such Registration Statement or any such blue sky application or any amendment thereof or supplement thereto;

          (2) result from any breach by Distributor of any provision of this Agreement.

          This indemnification shall be in addition to any liability that Distributor may otherwise have; provided, however, that no person shall be entitled to indemnification pursuant to this provision if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the person seeking indemnification.

     C. GENERAL. Promptly after receipt by a party entitled to indemnification ("Indemnified Person") under this
          Section 9 of notice of the commencement of any action as to which a claim will be made against any person obligated to provide indemnification under this Section 9 ("Indemnifying Party"), such indemnified person shall notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, but failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the indemnified person otherwise than on account of this Section 9. The indemnifying party will be entitled to participate in the defense of the indemnified person but such participation will not relieve such indemnifying party of the obligation to reimburse the indemnified person for reasonable legal and other expense incurred by such indemnified person in defending himself or herself.

          The indemnification provisions contained in this
          Section 9 shall remain operative in full force and effect, regardless of any termination of this Agreement. A successor by law of Distributor or Insurer, as the case may be, shall be entitled to the benefits of the indemnification provisions contained in this Section 9.

10. TERMINATION. This Agreement shall terminate automatically if it is assigned by a party without the prior written consent of the other party. (The term "assigned" shall not include any transaction exempted from Section 15(b)(2) of the 1940 Act.) This Agreement may be terminated at any time for any reason by either party upon 90 days' written notice to the other party, without payment of any penalty. This Agreement may be terminated at the option of either party to this Agreement upon the other party's material breach of any provision of this Agreement or of any representation or warranty made in this Agreement, unless such breach has been cured within 30 days after receipt of notice of breach from the non-breaching party. Upon termination of this Agreement all authorizations, rights and obligations shall cease except the obligation to settle accounts hereunder, including commissions on Premiums subsequently received for Contracts in effect at the time of termination or issued pursuant to Applications received by Insurer prior to termination.

11.  MISCELLANEOUS.

     A. BINDING EFFECT. This Agreement shall be binding on and shall inure to the benefit of the respective successors and assigns of the parties hereto provided that neither party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

     B.   SCHEDULES.  The parties to this Agreement may amend
          Schedule 1 to this Agreement from time to time to reflect the addition of any class of Contracts and Variable Accounts. The provisions of this Agreement shall be equally applicable to each such class of Contracts and each Variable Account that may be added to the Schedule, unless the context otherwise requires. Insurer may amend Schedule 2 unilaterally, from time to time. Any other change in the terms or provisions of this Agreement shall be by written agreement between Insurer and Distributor.

     C. RIGHTS, REMEDIES, ETC. ARE CUMULATIVE. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws. Failure of either party to insist upon strict compliance with any conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

     D. NOTICES. All notices hereunder are to be made in writing and shall be given to the address set forth below or to such other address as such party may hereafter specify by a notice complying with this Section. Each such notice to a party shall be either hand delivered, sent by fax with written confirmation of transmission or sent by registered or certified United States mail with return receipt requested, or by overnight mail by a nationally recognized courier, and shall be effective upon delivery.

          1.)    If to Insurer, to:

                     American Equity Investment Life Insurance Company 5000 Westown Parkway, Suite 440
                     West Des Moines, Iowa  50266

                     Fax No. 515-221-9989

          2.).   If to Distributor, to:

                     American Equity Capital, Inc.
                     5000 Westown Parkway, Suite 440
                     West Des Moines, Iowa  50266

                     Fax No. 515-221-9989

     E.   INTERPRETATION; JURISDICTION.  Except as set forth in
          Section 11.J below, this Agreement constitutes the whole Agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior written or oral understandings, agreements or negotiations between the parties with respect to such subject matter. No prior writings by or between the parties with respect to the subject matter hereof shall be used by either party in connection with the interpretation of any provision of this Agreement.
          This Agreement shall be construed and its provisions interpreted under and in accordance with the laws of the state of Iowa without giving effect to principles of conflict of laws.

     F. SEVERABILITY. In the event that any provision of this Agreement would require a party to take action prohibited by applicable federal or state law or prohibit a party from taking action required by applicable federal or state law, then it is the intention of the parties hereto that such provision shall be enforced to the extent permitted under the law, and, in any event, that all other provisions of this Agreement shall remain valid and duly enforceable as if the provision at issue had never been a part hereof.

     G.   SECTION AND OTHER HEADINGS.  The headings in this
          Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     H. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which taken together shall constitute one and the same instrument.

     I. REGULATION. This Agreement shall be subject to the provisions of the 1933 Act, 1934 Act and the 1940 Act and the rules and regulations of the NASD, from time to time in effect, including such exemptions from the 1940 Act as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

     J. Any obligation of Insurer pursuant to this Agreement may be performed by Insurer or Insurer may contract with qualified third parties to provide those services or assume those responsibilities necessary to satisfy
          Insurer's obligations under this Agreement.   Insurer
          has entered into agreements with EquiTrust Marketing Services, Inc., EquiTrust Investment Management Services, Inc. and EquiTrust Life Insurance Company, to provide all or part of the services and meet certain obligations of Insurer under this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by such authorized officers on the date specified below.


INSURER:

AMERICAN EQUITY INVESTMENT
LIFE INSURANCE COMPANY



By:  /s/ D.J. Noble, President          Date: May 1, 1999

DISTRIBUTOR:

AMERICAN EQUITY CAPITAL, INC.



By:  /s/ Terry A. Reimer, CFO           Date: May 1, 1999

                            SCHEDULE 1


Separate Accounts
Effective __________________

American Equity Life Variable Account

American Equity Life Annuity Account

                            SCHEDULE 2


Compensation

Effective ___________________


NONE